     As filed with the Securities and Exchange Commission on October 6, 1999
                                                   Registration No. 333-
                                                                        -------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------
                                  FORM S-8/S-3

                          REGISTRATION STATEMENT UNDER
 (including registration of shares for resale by means of a Form S-3 Prospectus)
                           THE SECURITIES ACT OF 1933

                            ------------------------
                            BLUESTONE SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                                         22-2964141
  (State or other jurisdiction of                          (I.R.S. Employer
   incorporation or organization)                          Identification No.)

                            BLUESTONE SOFTWARE, INC.
                                1000 BRIGGS ROAD
                         MOUNT LAUREL, NEW JERSEY 08054
                    (Address of principal executive offices)
                         -------------------------------

                            BLUESTONE SOFTWARE, INC.
               1996 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
                            (Full title of the Plan)
                         -------------------------------
                                 P. KEVIN KILROY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            BLUESTONE SOFTWARE, INC.
                                1000 BRIGGS ROAD
                         MOUNT LAUREL, NEW JERSEY 08054
                     (Name and address of agent for service)
                                 (856) 727-4600
         (Telephone number, including area code of agent for service)
                                    copy to:
                            William A. Scari, Esquire
                            Paul T. Porrini, Esquire
                               Pepper Hamilton LLP
                         1235 Westlakes Drive, Suite 400
                                Berwyn, PA 19312

                         CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM         PROPOSED MAXIMUM
  TITLE OF SECURITIES TO             AMOUNT TO BE       OFFERING PRICE PER       AGGREGATE OFFERING        AMOUNT OF
       BE REGISTERED                 REGISTERED(1)            SHARE                    PRICE            REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $0.001
-------------------------------------------------------------------------------------------------------------------------
  Underlying outstanding options
  granted under the 1996 Incentive
  and Non-Qualified Stock Option
  Plan                                 573,936          $ 2.24(2)               $ 1,285,617(2)          $  357
-------------------------------------------------------------------------------------------------------------------------
                                     1,514,499          $ 3.07(2)               $ 4,649,512(2)          $1,293
-------------------------------------------------------------------------------------------------------------------------
                                        34,375          $ 4.13(2)               $   141,969(2)          $   39
-------------------------------------------------------------------------------------------------------------------------
                                       516,997          $ 8.70(2)               $ 4,497,874(2)          $1,250
-------------------------------------------------------------------------------------------------------------------------
                                         6,266          $ 9.60(2)               $    60,154(2)          $   17
-------------------------------------------------------------------------------------------------------------------------
                                        58,935          $ 9.92(2)               $   584,635(2)          $  163
-------------------------------------------------------------------------------------------------------------------------
                                         6,055          $10.91(2)               $    66,060(2)          $   18
-------------------------------------------------------------------------------------------------------------------------
                                       180,776          $15.00(2)               $ 2,711,640(2)          $  754
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
  Subject to future grants or issued
  and outstanding as a result of the
  exercise of options granted under
  the 1996 Incentive and Non-
  Qualified Stock Option Plan          398,489(3)       $19.94(4)               $ 7,945,867(4)          $2,209
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
             TOTAL                   3,290,328                                  $21,943,328             $6,100
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


--------

         (1) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

         (2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the price at which the options may be exercised.

         (3) Comprised of (i) 387,089 shares of Common Stock available for future grants under the 1996 Incentive and Non-Qualified Stock Option Plan and (ii) 11,400 shares of Common Stock issued as a result of the exercise of options.

         (4) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on a share price of $19.94, the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on September 29, 1999.

REOFFER PROSPECTUS                                              COPY NO.
                                                                        -------






                                     [LOGO]




                                  11,400 SHARES

                                  COMMON STOCK


                                ----------------

         This prospectus relates to 11,400 shares of the common stock of Bluestone Software, Inc., which may be offered and resold from time to time by selling stockholders identified on page 13 of this prospectus for their own accounts. It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the Nasdaq National Market on the date of sale. We will receive no part of the proceeds from sales made under this prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

         Each selling stockholder and any broker executing selling orders on behalf of them may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         Our common stock is traded on the Nasdaq National Market under the symbol "BLSW." On October 5, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $28.25 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is October 6, 1999

                                 ---------------



                                TABLE OF CONTENTS
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

                                                                                       PAGE
                                                                                       ----

Bluestone........................................................................        3
Forward-Looking Statements.......................................................        3
Risk Factors.....................................................................        3
Selling Stockholders.............................................................       13
Plan of Distribution.............................................................       14
Information Incorporated by Reference............................................       14
Indemnification and the SEC'S Position on Enforceability.........................       15
Where You Can Find More Information About Bluestone..............................       15



                                    BLUESTONE

         We are a leading provider of software for enterprise interaction management, which enables businesses to extend information over the World Wide Web in a controlled manner and to support high volumes of users and interactions. Our flagship product, Sapphire/Web, is a framework for JAVA Web application services and allows broad access to stored corporate information and applications to a variety of users, including customers, suppliers and employees via the Web. In January 1999, we released Bluestone XML-Server, which represents a new generation of specialized Web applications server focused on commerce via the Internet.

         Our principal executive and administrative offices are located at 1000 Briggs Road, Mount Laurel, New Jersey 08054, telephone: (856) 727-4600. Information contained on our website at www.bluestone.com does not constitute a part of this prospectus.

                           FORWARD-LOOKING STATEMENTS

         Some statements in this prospectus constitute forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such factors include those described in "Risk Factors." The forward-looking statements included in this prospectus may prove to be inaccurate. In light of the significant uncertainties inherent in these forward-looking statements, you should not consider this information to be a guarantee by us or any other person that our objectives and plans will be achieved.

                                  RISK FACTORS

         THIS SECTION HIGHLIGHTS SPECIFIC RISKS WITH RESPECT TO AN INVESTMENT IN OUR BUSINESS. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. WE ALSO CAUTION YOU THAT THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS THAT ARE BASED ON MANAGEMENT'S BELIEFS AND ASSUMPTIONS AND ON INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

WE HAVE HAD RECENT LOSSES AND MAY INCUR FUTURE LOSSES THAT MAY DEPRESS OUR STOCK PRICE.

         We have incurred significant net losses since 1996, including losses of approximately $3.8 million and $11.6 million for the years ended December 31, 1997 and 1998, respectively and $7.5 million for the six months ended June 30, 1999. Our losses have resulted in an accumulated deficit of approximately $26.4 million as of June 30, 1999. Any significant shortfall of revenues in relation to our expectations or any material delay of customer orders would have an immediate adverse effect on our business, operating results and financial condition. We may not be profitable in any future period. Our future operating results will depend on many factors, including:

         -    the overall growth rate for the markets in which we compete;

         - the level of market acceptance of, and demand for, our software products;

         -    the level of product and price competition;

         - our ability to establish strategic marketing relationships, develop and market new and enhanced products, and control costs;

         - our ability to expand our direct sales force and indirect distribution channels;

         -    our ability to integrate acquired businesses and product lines;

         -    our ability to develop and maintain awareness of our brands; and

         - our ability to attract, train and retain consulting, technical and other key personnel.

LACK OF GROWTH OR DECLINE IN INTERNET USAGE OR THE LACK OF ACCEPTANCE OF COMMERCE CONDUCTED VIA THE INTERNET COULD BE DETRIMENTAL TO OUR FUTURE OPERATING RESULTS.

         Our products enhance companies' ability to transact business and conduct operations utilizing the Internet. Therefore, our future sales and any future profits are substantially dependent upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers and businesses. Rapid growth in the use of the Internet and other online services is a recent development and we are unsure whether that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt and continue to use the Internet and other online services as a medium of commerce. To be successful, we must rely on consumers and businesses, who have historically used traditional means of commerce to purchase products, accepting and utilizing new ways of conducting business and exchanging information over the Internet.

         In addition, the Internet may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and Web performance improvements. If the Internet continues to experience significant growth in the number of users, frequency of use or an increase in bandwidth requirements, the Internet's infrastructure may not be able to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. If Congress, or other governing bodies both within and outside the United States, decides to alter materially the current approach to, and level of, regulation of the Internet, we may need to adapt our technology. Any required adaptation could cause us to spend significant amounts of time and money. If use of the Internet does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur, if government regulations change, or if the Internet does not become a viable commercial marketplace, our business could suffer.

WE DEPEND ON OUR SAPPHIRE/WEB PRODUCTS AND IF THE MARKET FOR THESE PRODUCTS DOES NOT CONTINUE TO GROW, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

         Software license revenues from our Sapphire/Web software were $3.4 million or 42% of total revenues in 1998 and $4.7 million or 72% of total revenues in the first six months of 1999. We expect to continue to be dependent upon the Sapphire/Web software products in the future, and any factor adversely affecting the market for Web application server software in general, or our software in particular, would adversely affect our ability to generate revenues. The market for Web application server software is competitive, highly fragmented and characterized by rapid technological change. Our future financial performance will depend in large part on the successful development, introduction and customer acceptance of our new products and product enhancements in a timely and cost effective manner.
We expect to commit significant resources to market and further develop the Sapphire/Web software products and enhance the brand awareness of Sapphire/Web products. The market for our software may not continue to grow or may grow at a slower rate than we expect. Furthermore, the market may not accept our products. If this market fails to grow or grows more slowly than we anticipate, or if the market fails to accept our products, our business could suffer.

IF THE MARKET'S ACCEPTANCE AND ADOPTION OF JAVA AND XML SERVER TECHNOLOGIES DOES NOT CONTINUE, OUR FUTURE RESULTS MAY SUFFER.

         Our Sapphire/Web product is 100% Pure JAVA. JAVA is a programming language developed by Sun Microsystems. Therefore, the continued acceptance of our products in the marketplace depends on JAVA's acceptance as a standard programming language. If Sun Microsystems were to make significant changes to the JAVA language or fail to correct defects and limitations in its products, our ability to continue to improve and ship our products could be impaired. In the future, our customers may also require the ability to deploy our products on platforms for which technically acceptable JAVA implementations either do not exist or are not available on commercially reasonable terms.

         In January 1999, we introduced a product based on a document format for the Web called XML, or extensible mark-up language. We cannot be sure that XML technology will be adopted as a standard, that XML-based products will achieve broad market acceptance, that our XML products will be accepted or that other superior technologies will not be developed. The failure of XML technology to become a standard or the failure of our XML products to achieve broad acceptance could adversely affect our ability to generate revenues. The XML server technology is one of several competing technologies used in information exchange and Internet commerce. We intend to continue to invest substantial resources in our XML products.

INTENSE COMPETITION AND INCREASING CONSOLIDATION IN OUR INDUSTRY COULD CREATE STRONGER COMPETITORS AND HARM OUR BUSINESS.

         The market for our products is intensely competitive, highly fragmented, characterized by rapid technological change and significantly affected by new product introductions. Recent acquisitions of several of our competitors by large software companies and other market activities of industry participants have increased the competition in our market. Our competitors consist of a number of private and public companies including, among others: BEA Systems which acquired WebLogic; IBM; Microsoft; Oracle; and Sun Microsystems, which acquired NetDynamics and the rights to Netscape's Application Server. In addition, we face competition from in-house software developers who may develop some or all of the functionality that our products provide. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, a broader range of products to offer and a larger installed base of customers than us, any of which could provide them with a significant competitive advantage.

         We expect to face increased competition in the future from our current competitors. In addition, new competitors, or alliances among existing and future competitors, may emerge and rapidly gain significant market share. We also may face increased competition from existing large business application software vendors that may broaden their product offerings to include Web application server software. Their significant installed customer bases and abilities to offer a broad solution and price these new products as incremental add-ons to existing systems could provide them with a significant competitive advantage.

OUR CUSTOMERS ARE CONCENTRATED AND THE LOSS OF ONE OF OUR LARGEST CUSTOMERS COULD CAUSE OUR REVENUES TO DROP QUICKLY AND UNEXPECTEDLY.

         Our top ten customers for the year ended December 31, 1998 and the six months ended June 30, 1999 in the aggregate accounted for approximately 39% and 66%, respectively, of our revenues. Hewlett-Packard accounted for more than 10% of our revenues for the year ended December 31, 1998 and OpenConnect accounted for more than 10% of our revenues for the six months ended June 30, 1999. We expect that a small number of customers will continue to account for a substantial portion of revenues in any given quarter in the foreseeable future, although it is unusual for the same customer to account for a substantial amount of revenues in each of several quarters. As a result, our inability to secure major customers during a given period or the loss of any one major customer could cause our revenues to drop quickly and unexpectedly.

IF WE FAIL TO DEVELOP NEW PRODUCTS AND SERVICES IN THE FACE OF OUR INDUSTRY'S RAPIDLY EVOLVING TECHNOLOGY, OUR FUTURE RESULTS MAY BE ADVERSELY AFFECTED.

         Due to the recent emergence of the Internet and the Web as a forum for conducting business, the market for Web application server systems in which we participate is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. Our growth and future operating results will depend in part upon our ability to enhance existing applications and develop and introduce new applications or components that:

         -     meet or exceed technological advances in the marketplace;

         -     meet changing customer requirements;

         -     achieve market acceptance;

         -     integrate successfully with third party software; and

         -     respond to competitive products.

         Our product development and testing efforts have required, and are expected to continue to require, substantial investment. We may not possess sufficient resources to continue to make the necessary investments in technology. In addition, we may not successfully identify new software opportunities and develop and bring new software to market in a timely and efficient manner. If we are unable, for technological or other reasons, to develop and introduce new and enhanced software in a timely manner, we may lose existing customers and fail to attract new customers, resulting in a decline in revenues.

OUR STOCK HAS NOT TRADED PUBLICLY, AND AFTER THIS OFFERING ITS MARKET PRICE MAY FLUCTUATE WIDELY.

         The market price of our common stock could fluctuate substantially due to:

         -    quarterly fluctuations in operating results;

         - announcements of new products or product enhancements by us or our competitors;

         -    technological innovations by us or our competitors;

         - general market conditions or market conditions specific to our or our customers' industries; and

         -    changes in earnings estimates or recommendations by analysts.

         Stock prices of Internet-related companies have been highly volatile. Our initial public offering price may not be indicative of the price of our stock that will prevail in the trading market. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has at times been instituted against that company. If we become subject to securities litigation, we could incur substantial costs and experience a diversion of management's attention and resources.

THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

         Quarterly fluctuations in operating results may be caused by:

         -    changes in the growth rate of Internet usage;

         -    fluctuations in the demand for our products and services;

         -    the level of product and price competition in our markets;

         - the timing and market acceptance of new product introductions and upgrades by us or our competitors;

         - our success in expanding our customer support and marketing and sales organizations;

         -    the size and timing of individual transactions;

         -    delays in, or cancellations of, customer implementations;

         -    customers' budget constraints;

         -    the level of product development expenditures;

         -    our ability to control costs; and

         -    general economic conditions.

         Many of these factors are not in our control. In addition, we also experience seasonality which causes us to typically recognize a disproportionately greater amount of our revenues for any fiscal year in our fourth quarter and a disproportionately lesser amount in our first quarter, due largely to sales force quota practices in the software industry and to customer budgeting processes.

WE NEED TO MANAGE OUR GROWTH EFFECTIVELY OR WE MAY NOT SUCCEED.

         We are a growing company. Our ability to manage our growth will depend in large part on our ability to generally improve and expand our operational and sales and marketing capabilities, to develop the management skills of our managers and supervisors, many of whom have been employed by us for a relatively short time, and to train, motivate and manage both our existing employees and the additional employees that may be required. Additionally, we may not adequately anticipate all of the demands that growth may impose on our systems, procedures and structure. Any failure to adequately anticipate and respond to these demands or manage our growth effectively would have a material adverse effect on our future prospects.

THE DEVELOPMENT OF INTERNATIONAL OPERATIONS WILL CAUSE US TO FACE ADDITIONAL RISKS.

         We expect to expand our international operations and international sales and marketing efforts, initially, by opening regional sales and support offices in Europe and Asia Pacific within the next twelve months. We have limited experience in marketing, selling and distributing our products and services internationally. International operations, including operations in those regions that we are targeting, are subject to the following risks:

         -    recessions in foreign economies;

         -    political and economic instability;

         -    fluctuations in currency exchange rates;

         - difficulties and costs of staffing and managing foreign operations;

         -    potentially adverse tax consequences;

         - reduced protection for intellectual property rights in some countries; and

         -    changes in regulatory requirements.

OUR FAILURE TO MAINTAIN ONGOING SALES THROUGH A LIMITED NUMBER OF INDIRECT CHANNELS MAY RESULT IN LOWER REVENUES.

         We derive over 75% of our license revenues through a limited number of independent software vendors, systems integrators, distributors and resellers. Although we intend to increase our marketing and direct sales efforts, we expect that a limited number of these indirect channels will continue to account for a significant portion of our revenues in any given quarter in the foreseeable future. To be successful, we must continue to foster and maintain our existing indirect channels, as well as develop new relationships. The loss of, or reduction in orders through, existing indirect channels or the failure to develop new indirect channel relationships could cause our revenues to decline and have a material adverse effect on our business.

IF WE LOSE OUR KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, THE SUCCESS AND GROWTH OF OUR BUSINESS MAY SUFFER.

         A significant portion of our senior management team has been in place for a relatively short period of time. Our success will depend to a significant extent on their ability to gain the trust and confidence of our other employees and to work effectively as a team.

         Our future success will also depend significantly on our ability to attract, integrate, motivate and retain additional highly skilled technical, managerial, sales, marketing, and services personnel. Competition for skilled personnel is intense, and we may not be successful in attracting, motivating and retaining the personnel required to grow and operate profitably. Failure to attract, integrate, motivate and retain highly skilled personnel could adversely affect our business, especially our ability to develop new products and enhance existing products.

THE LENGTHY AND VARIABLE SALES CYCLES OF OUR SAPPHIRE/WEB PRODUCT COULD CAUSE SIGNIFICANT FLUCTUATION IN OUR QUARTERLY RESULTS.

         Our Sapphire/Web software is generally used for mission-critical or enterprise-wide purposes and involves a significant commitment of resources by our customers. A customer's decision to license our Sapphire/Web software generally involves the evaluation of the available alternatives by a significant number of personnel in various functional and geographic areas, each often having specific and conflicting requirements. Accordingly, we typically must expend substantial resources educating prospective customers about the value of our Sapphire/Web software solutions. For these reasons, the length of time between the date of initial contact with the potential customer and the execution of a software license agreement typically ranges from three to six months, and is subject to delays over which we have little or no control. As a result, our ability to forecast the timing and amount of specific sales is limited and the delay or failure to complete one or more large license transactions could cause our operating results to vary significantly from quarter to quarter.

THE FAILURE TO IMPLEMENT SUCCESSFULLY OUR SAPPHIRE/WEB SOFTWARE COULD RESULT IN DISSATISFIED CUSTOMERS AND DECREASED SALES.

         Implementation of our Sapphire/Web software often involves a significant commitment of financial and other resources by our customers. The customer's implementation cycle can be lengthy due to the size and complexity of their systems and operations. In addition, our customers rely heavily on third party systems integrators to assist them with the installation of the Sapphire/Web software. Our failure or the failure of our alliance partners, our customers or our third party integrators to implement successfully our Sapphire/Web software could result in dissatisfied customers which could adversely affect our reputation.

WE MAY REQUIRE FUTURE ADDITIONAL FUNDING TO STAY IN BUSINESS.

         Over time, we may require additional financing for our operations. Additionally, we periodically review other companies' product lines and technologies for potential acquisition. Any material acquisitions or joint ventures could require additional financing. This additional financing may not be available to us on a timely basis if at all, or, if available, on terms acceptable to us. Moreover, additional financing may cause dilution to existing stockholders.

CAPACITY RESTRICTIONS COULD REDUCE THE DEMAND AND UTILITY OF OUR PRODUCTS.

         Concurrency restrictions can limit Internet deployment and use capacity. The boundaries of our Sapphire/Web software and Bluestone XML server capacity, in terms of numbers of concurrent users or interactions, are unknown because, to date, no customer or testing environment has reached these boundaries. The Sapphire/Web software's or the Bluestone XML server's capacity boundaries may, at some future time, be reached and, when reached, may be insufficient to enable our customers to achieve their desired levels of information deployment and exchange. We may lose customers or fail to gain new customers if either of the Sapphire/Web software's or the Bluestone XML server's capacity boundary limits the ability of our customers to achieve expected levels of information deployment and exchange or Internet commerce transactions.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD IMPAIR OUR ABILITY TO COMPETE EFFECTIVELY.

         Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions.

         Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and, though we are unable to determine the extent to which piracy of our software products exists, we expect software piracy to be a problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Furthermore, our competitors may independently develop technology similar to ours.

         The number of intellectual property claims in our industry may increase as the number of competing products grows and the functionality of products in different industry segments overlaps. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products. Any of these claims, with or without merit, could be time consuming to address, result in costly litigation, cause product shipment delays or require us to enter into royalty or license agreements. These royalty or license agreements might not be available on terms acceptable to us or at all, which could have a material adverse effect on our business.

OUR FAILURE TO OBTAIN OR MAINTAIN THIRD PARTY LICENSES COULD HARM OUR BUSINESS.

         We have in the past and may in the future, resell, under license, certain third party software that enables our software to interact with other software systems or databases. In addition, we license certain software technology used to develop our software. The loss or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified and licensed or compiled, which could adversely affect our business.

WE MAY BE SUBJECT TO FUTURE PRODUCT LIABILITY CLAIMS AND OUR PRODUCTS' REPUTATIONS MAY SUFFER.

         Many of our installations involve projects that are critical to the operations of our customers' businesses and provide benefits that may be difficult to quantify. Any failure in a customer's system could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although our license agreements with our customers typically contain provisions designed to limit contractually our liability for damages arising from negligent acts, errors, mistakes or omissions, it is possible that these provisions will not be enforceable in certain instances or would otherwise not protect us from liability for damages. Although we maintain general liability insurance coverage, this coverage may not continue to be available on reasonable terms or at all, or may be insufficient to cover one or more large claims.

         We have entered into and plan to continue to enter into agreements with strategic alliance partners whereby we license our software products for integration with the alliance partners' software. If an alliance partner's software fails to meet customer expectations or causes a failure in its customer's systems, the reputation of our software products could be materially and adversely affected even if our software products performed in accordance with their functional specifications.

YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS.

         Many currently installed computer systems and software products are coded to accept only two digit entries in the date field. Beginning in the year 2000, these date fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. As a result, over the next several months, computer systems and/or software used by many companies may need to be upgraded to comply with these "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with compliance. While our software products are not time/date sensitive, many of the third party software applications run by our customers are time/date sensitive. In addition, we have in the past resold third party software that may not be Year 2000 compliant.

         We may experience unanticipated problems and costs caused by undetected errors or defects in the software used in our internal systems related to the Year 2000 transition. If our internal computer systems are not Year 2000 compliant then we or our customers may suffer system failures or miscalculations that could cause disruptions of operations.

         In addition, we believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by us.

         Our reasonable worst case scenarios include:

         - exposure to potential business disruption and resulting claims, whether with or without merit;

         - temporary inability to process transactions internally, to send invoices to vendors and customers or to engage in similar normal business activities; and

         - postponed or delayed sales because existing and potential customers may choose to defer purchasing, or reduce funds available to purchase, software products such as those offered by us.

         Our insurance coverage may not cover or be adequate to offset these and other business risks related to the Year 2000.

OUR EXECUTIVE OFFICERS AND DIRECTORS AND THEIR AFFILIATES WILL OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AND WILL HAVE THE ABILITY TO MAKE DECISIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Our executive officers, directors and their affiliates beneficially own more than a majority of the outstanding shares of our common stock. As a result, these stockholders are able to control all matters requiring stockholder approval and, thereby, our management and affairs. Matters that require stockholder approval include:

         -        election of directors;

         -        approval of mergers or consolidations; and

         -        sale of all or substantially all of our assets.

         This concentration of ownership may delay, deter or prevent acts that would result in a change of control of Bluestone, which in turn could reduce the market price of our common stock.

OUR CHARTER AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER EVEN IF BENEFICIAL TO STOCKHOLDERS.

         Our charter and our bylaws, in conjunction with Delaware law, contain provisions that could make it more difficult for a third party to obtain control of Bluestone even if doing so would be beneficial to stockholders. For example, our charter provides for a classified board of directors and restricts the ability of stockholders to call a special meeting. Our bylaws allow the board of directors to expand its size and fill any vacancies without stockholder approval.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

         The market price of our common stock could decline as a result of sales by our existing stockholders or the perception that those sales may occur. These sales could also make it more difficult for us to raise funds through equity offerings in the future at a time and at a price that we think is appropriate.

         The current holders of most of our common stock, as well as the holders of outstanding warrants, will be entitled to registration rights with respect to their common stock or the common stock underlying their convertible securities. If these holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, these sales could have an adverse effect on the market price for our common stock. If we were to include, in a registration statement initiated by us, shares held by these holders pursuant to the exercise of their registration rights, these sales may have an adverse effect on our ability to raise needed capital.

                              SELLING STOCKHOLDERS

         The selling stockholders acquired beneficial ownership of all the shares listed below through stock options granted under our 1996 Incentive and Non-Qualified Stock Option Plan. None of the selling stockholders are affiliates of Bluestone. The following table shows the names of the selling stockholders and the number of shares of common stock that they may sell from time to time under this prospectus. To our knowledge, the selling stockholders do not beneficially own any other securities of Bluestone.

         We may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.



                                                                                           NUMBER OF SHARES
NAME OF SELLING STOCKHOLDER                                                                 OF COMMON STOCK

MARK ALMEIDA.......................................................................                  468
CHRIS BENEDETTO....................................................................                  586
NICHOLAS BROOKS....................................................................                  135
TIM CLAAR..........................................................................                  820
MITCH COLEMAN......................................................................                  157
KEITH FOX..........................................................................                  476
YOSSI HAZOREF......................................................................                  235
CAROL JANSEN.......................................................................                  118
MEHALINGHAM JEGANNATHAM...........................................................                    352
TOM MACCARIELLA....................................................................                  357
BOB MOOTZ..........................................................................                3,594
KEVIN MULLEN.......................................................................                  468
SHEILA POTTER......................................................................                  500
KEN SHARP..........................................................................                  352
DAVID SINGER.......................................................................                  235
BALAJI SRINIVASAN..................................................................                  235
MARK VEVERA........................................................................                  224
ZINHONG WANG.......................................................................                  134
JEFFREY WHITNEY....................................................................                1,954
TOTAL                                                                                             11,400


                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, elect to sell all or a portion of the shares offered under this prospectus in the Nasdaq National Market. Sales are anticipated to be made at prices prevailing in the Nasdaq National Market at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers, who may act as agent or principal. Further, they may choose to dispose of the shares offered under this prospectus by gift to third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The amount of securities to be reoffered or resold by means of this prospectus, by each person, and any other person with whom he or she is acting in concert for the propose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if such broker acts as agent for the purchaser of such shares, for such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with them to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to them. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the Nasdaq National Market or any other over the counter market or stock exchange, if any, in which our shares are traded, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such shares.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the possible need for delivery of copies of this prospectus to purchasers on or prior to sales of the shares offered under this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

         Any securities covered by this prospectus which qualify for sale pursuant to Rules 144 and 701 under the Securities Act may be sole under those rules rather than pursuant to this prospectus.

         There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered under this prospectus.

                      INFORMATION INCORPORATED BY REFERENCE

         This prospectus incorporates by reference the following documents and information:

         1. Our final prospectus filed on September 24, 1999 with the SEC pursuant to Rule 424(b)(4); and

         2. The description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act with the SEC on July 7, 1999, including all amendments or reports filed for the purpose of updating such description.

         Unless we have filed a post-effective amendment to the registration statement, of which this prospectus is a part, under the Securities Act indicating that all of the shares have been sold or which deregisters all shares then remaining unsold, all documents which we subsequently file under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has bene or may be incorporated by reference in this prospectus. Direct any request for such copies by writing or telephoning us at the following address:
Bluestone Software, Inc. 1000 Briggs Road, Mount Laurel, New Jersey 08054, Attn:
Chief Financial Officer.

            INDEMNIFICATION AND THE SEC'S POSITION ON ENFORCEABILITY

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Section 145 of the Delaware General Corporation Law permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Our bylaws provide that we, to the full extent permitted by Section 145 of the Delaware General Corporation Law, shall indemnify all of our past and present directors, officers, employees and agents who were or are parties or are threatened to be made parties to or are involved in any action, suit or proceeding against all expenses, liability and losses in connection with such proceeding. Such expenses may be paid by us in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our certificate of incorporation provides that none of our directors shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing a violation of law, (iii) for the unlawful payment of dividends on or redemption of our capital stock, or (iv) for any transaction from which the director derived an improper personal benefit.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT BLUESTONE

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the SEC. The registration statement, including this prospectus, and the exhibits forming a part of the registration statement and the reports and other information filed by us with the SEC in accordance with the Exchange Act may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifty Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of these materials may also be obtained from the Public Reference Room of the SEC, 450 Fifty Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Web site at http://www.sec.gov that contains reports, proxy statements and other information.

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.           PLAN INFORMATION.

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Bluestone Software, Inc. (the "Registrant") 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

         Such documents are not being filed with the SEC, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The Registrant will furnish without charge to each person to whom the prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Bluestone Software, Inc., 1000 Briggs Road, Mount Laurel, New Jersey 08054,
Attention: S. Craig Huke, Senior Vice President and Chief Financial Officer, telephone number: (856) 727-4600.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

                  The Registrant and the Plan hereby incorporate by reference in this Registration Statement the following documents:

                  (a) The Registrant's prospectus filed with the SEC on September 24, 1999 pursuant to Rule 424(b)(4) under the Securities Act;

                  (b) The description of the Registrant's Common Stock, which is incorporated by reference from the Registrant's Registration Statement on Form 8-A filed under the Exchange Act with the SEC on July 7, 1999, including all amendments or reports filed for the purpose of updating such description.

                  All reports and other documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.

                  All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

ITEM 4.           DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant's bylaws provides that the Registrant to the full extent permitted by Section 145 of the Delaware General Corporation Law, shall indemnify all past and present directors, officers, employees and agents of the Registrant who were or are parties or are threatened to be made parties to or are involved in any action, suit or proceeding against all expenses, liability and losses in connection with such proceeding. Such expenses may be paid by the Registrant in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's certificate of incorporation provides that no director of the Registrant shall be liable to the Registrant for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the

Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends on or redemption of the Registrant's capital stock, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Registrant has obtained a policy insuring it and its directors and officers against certain liabilities, including liabilities under the Securities Act.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not Applicable.

ITEM 8.           EXHIBITS.

         The following exhibits are filed as part of this Registration
Statement:


EXHIBIT NUMBER                      DESCRIPTION

10.1                       1996 Incentive and Non-Qualified Stock Option
                           Plan of Bluestone Software, Inc. (incorporated by reference to the corresponding exhibit number in the Registrant's Registration Statement on Form S-1 (File
                           No. 333-82213) filed with the Securities and Exchange
                           Commission on July 2, 1999.

5                          Opinion of Pepper Hamilton LLP.

23.1                       Consent of Arthur Andersen LLP.

23.2                       Consent of Pepper Hamilton LLP (included in Exhibit
                           5).

24                         Power of Attorney (included on the Signature Page).



ITEM 9.           UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraph (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3 or S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mount Laurel, New Jersey on the date indicated.

                                      BLUESTONE SOFTWARE, INC.


Date:  October 6, 1999                By:    /s/ P. Kevin Kilroy
                                         -------------------------------
                                          P. Kevin Kilroy, President and
                                          Chief Executive Officer

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints P. Kevin Kilroy and S. Craig Huke and each of them, his true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-8 and other registration statements related to this Form S-8 by virtue of General Instruction E thereto, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the SEC, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof

                  Pursuant to the requirements of the Securities Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the 6th day of October, 1999.


         NAME                                                          TITLE


      /s/ P. Melan Baiada                            Chairman of the Board of Directors
----------------------------------
P. Melan Baiada


                                                     President and Chief Executive Officer and
       /s/ P. Kevin Kilroy
----------------------------------
P. Kevin Kilroy                                      Director (Principal Executive Officer)


        /s/ S. Craig Huke                            Senior Vice President and Chief Financial
----------------------------------                   Officer (Principal Financial and
S. Craig Huke                                        Accounting Officer)


        /s/ Gregory M. Case                          Director
----------------------------------
Gregory M. Case


                                                     Director
----------------------------------
William C. Hulley


                                                     Director
----------------------------------
Anton Simunovic


                                                     Director
----------------------------------
Andrew J. Filipowski


      /s/ Paul E. Blondin                            Director
----------------------------------
Paul E. Blondin


                                  EXHIBIT INDEX


EXHIBIT NUMBERS                    DESCRIPTION

5                          Opinion of Pepper Hamilton LLP.

23.1                       Consent of Arthur Andersen LLP.
